Exhibit 99.2

Participants

CORPORATE PARTICIPANTS

Pablo E. Paez

Executive Vice President-Corporate Relations, The GEO Group, Inc.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

OTHER PARTICIPANTS

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Mitra Ramgopal

Analyst, Sidoti & Co. LLC

Kirk Ludtke

Analyst, Imperial Capital LLC

James H. Black

Senior Vice President & President-Secure Services, The GEO Group, Inc.

Ann M. Schlarb

Senior Vice President & President-GEO Care, The GEO Group, Inc.

Jose Gordo

Chief Executive Officer & Director, The GEO Group, Inc.

Jay McCanless

Analyst, Wedbush Securities, Inc.

Jordan M. Sherman

Analyst, Ranger Global Real Estate Advisors LLC

Management Discussion Section

Operator

Good morning, and welcome to The GEO Group Second Quarter 2022 Earnings Call. All participants will be in listen-only mode. [Operator Instructions] After today’s presentation, there will be opportunity to ask questions. Please note this event is being recorded.

I now would like to turn the call over to Mr. Pablo Paez, Executive Vice President of Corporate Relations. Please go ahead.

Pablo E. Paez

Executive Vice President-Corporate Relations, The GEO Group, Inc.

Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of The GEO Group’s second quarter 2022 earnings results. With us today are George Zoley, Executive Chairman of the Board; Jose Gordo, Chief Executive Officer; Brian Evans, Chief Financial Officer; James Black, President of GEO Secure Services; and Ann Schlarb, President of GEO Care. This morning, we will discuss our second quarter results and our outlook. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our investor website at investors.geogroup.com.

Today, we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release and supplemental disclosure we issued this morning. Additionally, much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Form 10-K, 10-Q and 8-K reports.

With that, please allow me to turn this call over to our Executive Chairman, George Zoley. George?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Thanks, Pablo. Good morning to everyone. Thank you for joining us on our second quarter 2022 earnings call. I’m pleased to be joined today by our senior management to review our financial results for the second quarter, the trends for our business segments, our increased guidance for 2022 and our recent announcement of proposed transactions to address our debt maturities and strengthen our capital structure.

Our quarterly operating financial results continued to deliver better than expected performance, which we believe, is underpinned by the strength of our diversified business units. As a result of our investment and business strategy over several years, we have been able to develop industry, industry-leading solutions and programs across a diversified spectrum of government services. And we believe the unparalleled diversification and scope of our services have set GEO apart in our industry and has allowed us to achieve quality growth.

This continued growth led us to achieve some of the best quarterly financial results in our company’s history during the second quarter of 2022. Our quarterly revenues increased by 4% year-over-year to $588 million, which follows revenue declines over the last two years due to the COVID pandemic and policy changes that impacted several of our federal contracts. Our quarterly net income attributable to GEO increased by 28% year-over-year to approximately $54 million. For the trailing 12 months ending on June 30, our net income attributable to GEO was $77 million. Our adjusted EBITDA increased 12% year-over-year to more than $132 million in the second quarter of this year. This quarterly run rate of adjusted EBITDA is the highest in our company’s history. And for the trailing 12 months ending in June 30, our adjusted EBITDA totaled almost $500 million for the first time ever.

We expect our diversified business units to continue to deliver strong financial performance for the balance of the year. And we have increased our financial guidance for the year. We expect our full year 2022 net income attributable to GEO to be in a range of $158 million to $166 million and our full-year 2022 adjusted EBITDA to be in the range of approximately $515 million to $530 million.

Looking at our current trends for each of our segments. Our Secure Services owned and leased active facilities experienced a year-over-year increase in compensated occupancy rates of 3 percentage points, ending the second quarter of this year at 87% of capacity. Our Secure Services owned and leased segment is comprised primarily of facilities under contract with our three federal government agency partners: The Federal Bureau of Prisons; US Marshals Service; and the US Immigrations and Customs Enforcement.

As of the second quarter of this year, we only have one company-owned correctional facility under direct contract with the Federal Bureau of Prisons located in Michigan. Our North Lake Correctional Facility in Michigan generates approximately $38 million in annualized revenues. And as we have previously disclosed, this contract is scheduled to expire at the end of September of this year. Our US Marshal Service facilities are generally located near federal courthouses that provide needed detention bed space and services for pretrial federal defendants. Occupancy rates across our US Marshal Service facilities have continued to be stable.

Turning to our ICE facilities. While we saw a year-over-year increase in occupancy rates during the second quarter of 2022, detainee populations continued to remain below historic levels. Population levels at certain ICE facilities have been impacted by outstanding federal court orders related to COVID pandemic, which continue to restrict ICE’s ability to utilize full operational capacity of these facilities.

In addition, COVID-related restrictions under Title 42, which were first enacted in March of 2020, continue to be in place today at the Southwest border. The administration had announced that these Title 42 restrictions would be lifted in May of this year, but that decision was stopped by the federal court and remains in litigation. While the timing and impact of lifting the Title 42 restrictions remain difficult to predict, we believe GEO continues to be well-positioned to help deliver diversified services and solutions to assist the US Department of Homeland Security in the future.

Our updated guidance for 2022 continues to assume only gradual improvements in utilization rates across our ICE facilities. While ICE detainee populations remain below historical levels, we have conversely seen continued increases in the Department of Homeland Security’s Alternatives to Detention Program called, the Intensive Supervision and Appearance Program, or ISAP. Our BI subsidiary provides a full suite of monitoring and technology services under the ISAP contract to ensure compliance for individuals undergoing the immigration review process. As the publicly available data shows, the number of individuals enrolled in ISAP continues to increase. And the program currently has approximately 300,000 participants.

Moving to our Managed Only business. Our occupancy rates remain stable at 97% of capacity during the second quarter of 2022. Our Managed Only business is primarily comprised of state-level correctional facilities. And our focus in this segment has been on mitigating the challenges of COVID pandemic, which among other factors, has contributed to a difficult labor market. We are pleased to have worked closely with our government agency partners to address the staffing and wage challenges, facing state correctional facilities across the country. As a result of these efforts, we’ve been able to provide wage increases for our employees across several states.

With respect to our Reentry Services facilities, while occupancy rates remained below historic levels, we did experience a sequential increase of 4 percentage points in occupancy rates and ended the second quarter at 49% of capacity. As a reminder, new intakes at residential reentry centers slowed down during the COVID pandemic as governmental agencies opted for nonresidential alternatives, including furloughs, home confinement and day reporting programs. Despite these challenges, we successfully renewed 16 residential entry contracts during the second quarter of 2022. Additionally, our nonresidential reentry business continued to grow in the second quarter of this year, with compensated mandays increasing by approximately 26% year-over-year. And our electronic monitoring and supervision segment continued to deliver strong growth in the second quarter of this year as well.

Our continued strong performance has allowed us to significantly reduce our net recourse debt and de-leverage our balance sheet. Since the beginning of 2020, we have reduced our net recourse debt by approximately $375 million, including approximately $130 million during the first half of this year. As we continue to focus on reducing our net recourse debt, we are pleased to have recently announced several proposed transactions to comprehensively address this substantial majority of our outstanding debt maturities.

The proposed transactions will stagger our debt maturities between 2023 and 2028, therefore, significantly reducing the total recourse debt that is due between 2023 and 2024 from approximately $2 billion to approximately $600 million. The staggering of our debt maturities over a longer period of time will allow us to continue to allocate a significant amount of excess cash flows toward further reducing our net recourse debt. Based on our current projections, we expect to reduce our net recourse debt by approximately $200 million in 2022, ending the year at just under $2 billion in net recourse debt and total net leverage of approximately 3.8 times.

EBITDA. Assuming consistent performance across our business over the next two years, we would expect to be able to reduce net recourse debt by at least $200 million to $250 million annually. Based on this level of debt reduction, our goal would be to decrease net leverage to below 3.5 times by the end of 2023 and to below 3 times by the end of 2024.

The proposed transactions to address our debt maturities are expected to close in the next 30 to 90 days and require approval from 70% of our term loan lenders and a majority of the holders of our 23, 24 and 26 senior notes. Brian will discuss the current levels of participation and consent in more detail in his presentation. We believe these proposed transactions will place GEO in a materially stronger financial position.

We look forward to using the substantial majority of our free cash flows to significantly deleverage our balance sheet for the foreseeable future. We also plan to continue to undertake comprehensive review of potential sales of company-owned assets and businesses, which we expect to enhance our debt-reduction efforts.

We are optimistic that the successful completion of these comprehensive proposed transactions and our continued focus on reducing net recourse debt will have the potential to unlock additional equity value for our shareholders. After obtaining our objective of net recourse debt reduction and deleveraging, we plan to evaluate the allocation portion of free cash flow to fund quality growth opportunities and potentially return capital to our shareholders in the future.

At this time, I’ll turn the call over to Brian Evans to address our proposed transactions in more detail and review our financial results and updated guidance.

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Thank you, George. Good morning, everyone. For the second quarter of 2022, we reported GAAP net income attributable to GEO of approximately $54 million. Adjusting for a gain on real estate assets, we reported adjusted net income of $0.42 per diluted share on revenues of approximately $588 million for the second quarter of 2022. We reported second quarter 2022 AFFO of $0.69 per diluted share. And our adjusted EBITDA increased by 12% to more than $132 million, which represents the highest quarterly run rate in our history.

Our quarterly financial results have exceeded our expectations over the trailing 12 months ended on June 30, 2022. And during this period, our adjusted EBITDA reached almost $500 million for the first time, surpassing any other 12-month period in our company’s history. This strong financial performance has been underpinned by the continued growth in our electronic monitoring and supervision segment; increases in compensated mandays in our nonresidential re-entry business; and improvements in occupancy rates in our owned and leased facilities.

Our better than expected performance has allowed us to significantly increase our unrestricted cash on hand to approximately $588 million as of the quarter ended on June 30, 2022, and reduce our net recourse debt. Since the beginning of 2020, we have reduced our net recourse debt by approximately $375 million, including approximately $130 million during the first half of 2022. Our strong financial performance also allowed us to proactively engage with our creditors to address our debt maturities, which led to the commencement of the proposed transactions we announced a couple of weeks ago.

As previously announced on July 18, 2022, we entered into a Transaction Support Agreement with certain lenders under our existing credit agreements, as well as certain holders of our 2023, 2024 and 2026 notes. Since July 18, several additional creditors have become party to these transaction support agreement, thereby committing to support the proposed transactions. These proposed transactions will stagger our debt maturities over a longer period of time, significantly reducing our near-term debt maturities.

Under our current debt maturities, we would have had to address approximately $2 billion in outstanding debt between 2023 and 2024 and approximately $580 million in outstanding debt in 2026. Under the proposed transactions and based on commitments as of July 18 and minimum participation requirements, our revised debt maturities are expected to be approximately $170 million in 2023, approximately $430 million in 2024, approximately $340 million in 2026, approximately $900 million to $960 million in 2027, and approximately $440 million in 2028. These amounts are subject to final participation levels under the proposed transactions. And importantly, these amounts do not reflect a significant debt reduction we intend to continue to pursue going forward.

We expect to reduce our net recourse debt by a total of approximately $200 million in 2022, which would allow us to end the year with less than $2 billion in net recourse debt and lower our net leverage to around 3.8 times. Assuming our financial performance remains consistent over the next two years, we expect to be able to further reduce net recourse debt by at least $200 million to $250 million annually. As we continue to reduce our net recourse debt, our goal would be to decrease our net leverage to below 3.5 times by the end of 2023 and to below 3 times by the end of 2024.

These assumptions reflect only modest improvements in our projected adjusted EBITDA run rate in 2023 and 2024. If our adjusted EBITDA grows ahead of these expectations, our net recourse debt and net leverage would decline more rapidly. These projections are predicated on the closing of the proposed transactions to address our debt maturities, which is expected to take place in the next 30 days to 90 days, subject to review by the SEC of our registration statement.

The proposed transactions are conditioned upon receipt of certain creditor participation and consent, including term loan leaders holding 70% of our term loan commitments and a majority of the holders of our 2023, 2024 and 2026 senior notes. As of today, holders of approximately 42% of our 2023 senior notes, 65% of our 2024 notes, 68% of our 2026 senior notes. And 70% of our term loans have committed pursuant to Transaction Support Agreement to support the proposed transactions. Solicitation of additional participation and consent, including with respect to our 2023 senior notes and term loans is underway.

And as noted, we have received additional commitments of support towards the required thresholds since we executed the Transaction Support Agreement. Upon closing of the proposed transactions, based on committed support as of July 18, 2022, and minimum participation requirements, we expect our interest expense to increase by approximately $27 million to $30 million pre-tax in 2022, and by an additional $37 million to $41 million pre-tax in 2023.

We believe that the proposed transactions will reduce the risk that our near-term debt maturities pose to our ability to refinance our debt, pursue future growth opportunities and enhance long-term value for our shareholders. Based on our historical and expected cash flows and assuming a reasonable future access to capital markets, we expect to be able to address the new staggered debt maturities in the ordinary course of business.

To complement our debt-reduction efforts, we have also been exploring opportunities to sell company-owned assets and businesses over the last two years. Through the end of July 2022, we have completed sales transactions involving facility assets, business segment contracts and land, totaling approximately $70 million in proceeds. We expect to continue to explore additional opportunities for asset sales to meet our previously articulated goal of generating between $100 million and $150 million in proceeds.

Despite the expected increase in our interest expense, our strong financial performance, which we expect to continue for the balance of the year has allowed us to increase our financial guidance for 2022. We now expect full-year 2022 net income attributable to GEO to be between $158 million and $166 million on annual revenues of approximately $2.35 billion.

Adjusting for extraordinary items, we expect full-year 2022 adjusted net income to be in a range of $1.28 to $1.34 per diluted share. We expect full year 2022 AFFO to be in a range of $2.40 to $2.46 per diluted share. And we expect full-year 2022 adjusted EBITDA to be in a range of approximately $515 million to $530 million.

We have also issued financial guidance for the third and fourth quarters of 2022. For the third quarter of 2022, we expect net income attributable to GEO to be between $39 million and $42 million on quarterly revenues of $603 million to $608 million. We expect third quarter 2022 AFFO to be between $0.55 and $0.57 per diluted share and third quarter 2022 adjusted EBITDA to be between $131 million and $138 million.

For the fourth quarter of 2022, we expect net income attributable to GEO to be between $27 million and $32 million on quarterly revenues of $600 million to $605 million. We expect fourth quarter 2022 AFFO to be between $0.52 and $0.56 per diluted share and fourth quarter 2022 adjusted EBITDA to be between $127 million and $135 million. Our 2022 guidance reflects the expected increase in our interest expense and the previously expected nonrenewal of our contract with the BOP or our North Lake Facility in Michigan, effective September 30, 2022. We expect our effective tax rate for the full-year 2022 to be between – to be approximately 28%, exclusive of any discrete items.

At this time, I’ll turn the call over to James Black for a review of our GEO Secure Services segment.

James H. Black

Senior Vice President & President-Secure Services, The GEO Group, Inc.

Thank you, Brian. Good morning, everyone. It is my pleasure to provide an update on GEO Secure Services. During the second quarter of 2022 our employees and facilities achieved several important milestones. Our facilities successfully underwent 46 audits, including internal audits, government reviews, third-party accreditations and certifications under the Prison Rape Elimination Act. Eight of our Secure Services facilities are scheduled to receive accreditation from the American Correctional Association this month, with an average score of 99.4%. And two of those facilities achieved a perfect accreditation score of 100%. Additionally, two of our Secure Services facilities recently received the US Department of Justice certification under the Prison Rape Elimination Act, with both facilities exceeding standards in several areas.

Our GTI transportation division safely completed approximately 4.3 million miles, driven in the United States and overseas during the second quarter of 2022. Every quarter, our Secure Services facilities achieves several operational milestones, in the delivery of our services. And we are grateful for the continued dedication of our employees and their commitment to operational excellence.

Turning now to trends impacting our government agency partners. Starting at the federal level, we currently have one remaining company-owned Secure Service facility under contract with the Federal Bureau of Prisons. As we previously disclosed, we expect our BOP contract for the 1,800 bed North Lake Correctional Facility in Michigan to not be renewed at the end of September 2022. We have enjoyed a decades-long partnership with the BOP, and our facilities have provided high-quality support services. However, over the last 10 years, the BOP populations have declined, and this trend was accelerated by the COVID pandemic.

Following the deactivation of our North Lake Correctional Facility, we will have six idle secure services facilities that were previously under contract with the BOP. We are focused on marketing these facilities to other government agencies at the federal and state level. And we hope to be able to reactivate, lease or sell these important assets in the future.

Unlike the BOP, population levels at our US Marshals Services facilities have remained stable over the last several years. The US Marshals have custody responsibility for pretrial detainees facing federal criminal proceedings. And our facilities provided needed bed space and services near federal courthouses. We are pleased that our 770-bed San Diego facility for the US Marshals was not closed, following a contract extension through September 30, 2023. Additionally, we have two other facilities under direct contract with the US Marshals, with current auction periods that run through February of 2023 and September of 2023, respectively.

With respect to the US Immigrations and Customs Enforcement, ICE facilities continue to face operational restrictions that limit capacity due to the COVID pandemic. As a result, ICE detainee populations continue to be below historical levels. In addition to these operational limits, COVID-related restrictions remain in place at the Southwest border. These restrictions were implemented in March of 2020 under Title 42.

Earlier this year, the administration announced that Title 42 restrictions would be lifted in May of this year. However, that decision was stopped by a federal court and remains in litigation. While the timing and eventual impact of lifting Title 42 restrictions is hard to predict, the US Department of Homeland Security released a plan for the Southwest border security and preparedness in April of this year. This proposed plan would increase resources, including personnel, transportation, medical care and facilities to support border enforcement.

ICE is currently funded for 34,000 detention beds under the Appropriations Act that funds the federal government through September 30, 2022. This level of funding is consistent with funding levels that were in place during most of President Obama’s administration. The Appropriations Bill that will fund the federal government for 2023 fiscal year, which begins on October 1, 2022, are currently being considered by the US House of Representatives and the US Senate.

While we continue to monitor the congressional appropriations process, as a long-standing service provider to ICE and DHS, our focus remains on providing high quality support services and being prepared to respond to their needs. The ICE processing centers where we provide support services, offers 24/7 access to quality healthcare, access to legal counsel, culturally sensitive meals approved by registered dietitians, access to [ph] faith-based (00:30:10) and religious opportunities and enhanced amenities, including artificial turf soccer fields, covered pavilions, exercise equipment, multipurpose rooms, legal and leisure libraries, et cetera.

Moving now to our state government agency partners, we continue to focus on addressing the challenges we are facing as a result of a difficult labor market. We have been working closely with our state government agency partners and state legislative and executive branch leaders to address the staffing and wage challenges facing state correctional facilities across the country. As a result of these efforts, we have been able to provide wage increases for our employees across several states. Additionally, we are continuing to explore other initiatives to improve the recruitment and retention of staff.

With respect to recent contract activity in Arizona, we have been awarded a new five-year contract under a competitive procurement for the continued management of the Phoenix West Correctional and Rehabilitation Facility. We are also in discussion with the State of Arizona which recently indicated a desire to enter into five-year extension of our Kingman Correctional and Rehabilitation facility contract, which would be effective in February of 2023. Additionally, the Arizona Department of Corrections has issued a competitive procurement for the rebid of Florence West Correctional and Rehabilitation Facility contract which GEO currently manages.

During the second quarter of 2022, we also completed the sale of our idle Perry County Correctional Facility to the State of Alabama for [ph] $15 million (00:31:59). We are continuing to monitor opportunities at the state level as several of our state government agency partners are considering initiatives which could involve the use or purchase of contractor-owned facilities to address challenges posed by older state prison infrastructure and correctional staff shortages.

Finally, I’d like to briefly address our ongoing efforts to mitigate the impact of the COVID pandemic. While we are currently experiencing relatively low levels of COVID cases, we remain vigilant in the implementation of our mitigation strategy. The steps we have taken from the start of the pandemic are consistent with guidance issued by the Centers for Disease Control and Prevention and focus on testing, vaccination and making face masks and cleaning supplies available. We will continue to evaluate our mitigation steps and we’ll make adjustments based on updated guidance by the CDC and other best practices.

At this time, I will turn the call over to Dr. Ann Schlarb who will review GEO Care.

Ann M. Schlarb

Senior Vice President & President-GEO Care, The GEO Group, Inc.

Thank you, James, and good morning, everyone. I’m pleased to provide an update on our GEO Care business unit which includes our re-entry services and Electronic Monitoring and Supervision segment, as well as our GEO Continuum of Care program. Each of our GEO Care divisions had an active operational quarter. Our residential re-entry services facilities experienced a sequential increase in occupancy rate. However, residential re-entry populations continue to be below historical levels. Our residential re-entry facilities have been impacted significantly by the COVID pandemic as government agencies have prioritized placement of individuals into non-residential alternatives including furloughs, home confinement, day reporting and electronic monitoring programs.

However, we are encouraged that residential reentry census levels have begun to increase, and despite this challenging environment, we continue to successfully renew our existing contracts. During the second quarter of 2022, we renewed 16 residential re-entry contracts including five contracts with the Federal Bureau of Prisons.

Additionally, four of our residential re-entry centers are scheduled to receive accreditation from the American Correctional Association this month. And we’re very proud that all four centers received perfect accreditation scores of 100%. And two of our residential re-entry centers recently received U.S. Department of Justice certification under the Prison Rape Elimination Act both exceeding standards in several areas.

The impact of the COVID pandemic has conversely resulted in the increased use of our non-residential programs and services which have continued to deliver strong growth. Compensated mandates for our non-residential re-entry business increased by 26% year-over-year with quarterly revenues increasing to more than $23 million. Our electronic monitoring and supervision segment also continued to deliver strong revenue growth during the second quarter of 2022.

Our BI subsidiary provides a full suite of electronic monitoring and supervision solutions, products and technologies on behalf of federal, state and local agencies across the country. At the federal level, BI provides technology solutions, holistic case management, supervision, monitoring and compliance services under the Intensive Supervision and Appearance Program called ISAP, which is a key component of the Department of Homeland Security’s alternatives to detention.

BI has provided these services for approximately 18 years and is currently operating under a five-year contract that is effective through July of 2025. Over the years, the ISAP program has grown steadily. And in the last 18 months, this growth has accelerated. As the publicly available data shows, the number of individuals enrolled in the program currently stands at approximately 300,000 participants. Under BI’s tenure, the ISAP program has achieved high levels of compliance for participants going through the immigration review process. For instance, the most recently available data shows that between August of 2021 and May of 2022, 99.6% of ISAP participants attended required meetings with their case specialist and 99.3% of ISAP participants attended all the required immigration court hearings.

Earlier this year, ICE issued a competitive procurement for a new alternative to detention program which is intended to be incremental to ISAP and would involve approximately 16,000 young adults. We have submitted our bid for this new program and we are awaiting additional directions from ICE. We believe that we are well-positioned for this procurement given BI’s unparalleled capabilities, scope and experience.

Turning to our GEO Continuum of Care division, our employees have continued to deliver enhanced in-custody rehabilitation, re-entry programming and post-release support services to an average daily population of approximately 31,500 participants. Our GEO Continuum of Care integrates enhanced in-custody rehabilitation including cognitive behavioral treatment with post-release support services that address community needs of released individuals. This includes housing, food, clothing, transportation and employment assistance. During the second quarter of 2022, our post-release support services allocated over $200,000 to support individuals released from GEO facilities as they return to their communities. This funding brings the total spending on post-release expenses to more than $7.1 million since we began providing support grants for released individuals in 2016 to assist them with their community needs.

We continue to believe that the scope and substance of our award-winning GEO Continuum of Care program is unparalleled. We believe it provides a proven, successful model on how the 2.2 million people in the US criminal justice systems can be better served in changing their lives.

Finally, I’d like to briefly touch on our ongoing efforts to mitigate the impact of the COVID pandemic. Our GEO Care facilities and programs have implemented mitigation steps that are consistent with the guidance issued by the CDC, focusing on increased sanitation, testing, deploying facemasks and entry screening measures. We will continue to evaluate these steps and make adjustments based on updated guidance by the CDC and other best practices. We are grateful for the continued dedication and commitment of our employees who have delivered high-quality programs and services to those in our care during the pandemic.

At this time, I’ll turn the call over to Jose Gordo for closing remarks.

Jose Gordo

Chief Executive Officer & Director, The GEO Group, Inc.

Thank you, Ann. We are pleased with our continued strong financial performance and the operational milestones achieved by our diversified business units. Our management team remains focused on achieving operational excellence across all of our service lines. We recognize that staffing shortages and wage inflation are posing a difficult challenge for companies across diverse industries and we have worked closely with our government agency partners to tackle this challenge. As we have continued to deliver robust quarterly results over the last [ph] two (00:40:18) years, we have also been focused on maximizing our allocation of capital towards reducing net recourse debt. We have been able to reduce net recourse debt by approximately $375 million since the beginning of 2020. Based on our current performance and expectations, we believe we will be able to significantly further reduce our net leverage over the next two to three years.

We are pleased to have commenced several proposed transactions to stagger our debt maturities over a longer period of time. These proposed transactions, which are conditional upon receipt of certain percentages of creditor participation or consent, were the result of months of discussions and negotiations with several of our creditor groups. We believe that the proposed transactions are in the best interests of all of our stakeholders. They provide the best path forward for our company, and they will strengthen our capital structure. Importantly, we are optimistic that the proposed transactions can potentially unlock additional equity value for our shareholders. After attaining our objective of net recourse debt reduction, we plan to evaluate the allocation of a portion of free cash flow to fund quality growth opportunities and potentially return capital to our shareholders in the future. We are — we believe that our continued strong financial performance, which is underpinned by our diversified business units, sets GEO apart in our industry.

Our cash flows are supported by valuable company-owned real estate assets and diversified contracts entailing essential government services ranging from secure residential care to community-based and technology solutions. We believe that the unique diversification of our services will continue to allow us to pursue quality growth opportunities that would otherwise not be available to companies in our industry. That completes our remarks and we are glad to take questions.

Question And Answer Section

Operator

Thank you. We’ll now begin the question-and-answer session. [Operator Instructions] First question comes from Joe Gomes on NOBLE Capital. Please go ahead.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Thank you. Good morning. Congrats on the nice quarter.

Jose Gordo

Chief Executive Officer & Director, The GEO Group, Inc.

Thank you.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

I wanted to ask on BI, you said there was, I think, 300,000 people under the ISAP program. How does that compare to the number that was under this program at the beginning of the year? And are you still seeing growth in that program here into the third quarter? Where do you think that ends at year-end?

Ann M. Schlarb

Senior Vice President & President-GEO Care, The GEO Group, Inc.

Hello. This is Ann and thank you for your question. And, yes, we’ve seen significant growth through this year and it continues to accelerate. We’re never totally certain what it might look like going forward because ICE makes all the decisions about who comes in to our program. However, we do believe that it’ll continue at about where it is for the time being. And that’s what we’re looking at for the forecast is maintaining it around the 300,000 level.

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

I think we started the year about 160,000 to 170,000.

Ann M. Schlarb

Senior Vice President & President-GEO Care, The GEO Group, Inc.

Yeah. [indiscernible] (00:43:51) right.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Okay. Thank you for that insight. On ICE, you mention that for the government fiscal year ending in September and there’s funding for 34,000. They’re in negotiations right now on the budget for the fiscal year beginning October 1 kind of what is your insight as to if you have any as to where the negotiations are going , is it going to be flat funding for beds, decreased funding for beds? I mean, if you were to look at that, where do you think that ends up?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Well, in both the House and Senate versions, there’s a reduction in beds from 34,000 to approximately 25,000. 25,000 is approximately the current number of contracted beds to my understanding. And there’s three reasons why there’s been a reduction in the number of beds actually used or people in those beds that is [ph] residence (00:45:20). The first reason is COVID which has caused the CDC to issue guidelines in concert with ICE to permit only 75% occupancy of the facilities. So we’re not at full occupancies, we’re at significantly reduced occupancy because of COVID.

Secondarily, there’s been a change in administration policy regarding immigration and enforcement and the priorities within that enforcement program. And third, there’s been a reduction in public facilities that have supported ICE populations in states like New York, New Jersey, Maryland and Illinois have passed legal restrictions in effect prohibiting ICE facilities within those states. As a consequence, the public sector portion of ICE detention facilities has significantly decreased. And presently, by our own estimates, we believe that 90% of the detention capacity at ICE processing centers is provided by the private sector that is 90%.

As we look to what happens in October, we really don’t know it’s – we don’t know if there will be a compromise on the number of beds at the existing levels or higher levels. Or will there be another continuing resolution which would preserve the funding and the bed capacities at the 34,000 bed level, so we are waiting to see the outcome.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

And how does that — if it was to drop from 34,000 to 25,000, how does that impact GEO in the contracts that have the minimum guarantees if it impacts them at all?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Yeah. From what we know right now, it doesn’t seem to be — have any impact that we’re aware of. We are – we haven’t lost any ICE contracts and we’re – and we’re – our facilities are occupied at far significantly lower occupancy levels than historical averages. So if the funding was at just 25,000 for example, we wouldn’t expect any impact to our current contracts.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Okay. Thanks for that. And switching gears a little bit here on the debt restructuring, so you need approvals and you mentioned when the initial release came out, some of the approval rates. And as you provide an update today, like for the term loan, it was gone from 56% to 70%, but the 2023 notes only went from 41% to 42%. Is there something that you’re hearing on pushback as to why that has not increased above the goal rate of 50%?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

This is Brian. No, I think they’re just two different processes with the term loan, there’s fewer institutions and there are larger holders. And so we’ve been able to work that side of the ledger more quickly on the 2023 notes there’s more outreach. The holders are smaller. We’re going through that process. I would say that we have reached out to most of the other larger institutional holders that would easily compromise or get us over the 50%. We have indications from some of them, nothing in writing yet, but we have indications of either that they’ll consent or that they will participate in some way that puts us closer to 46% to 47%. And we’re going to continue that outreach and we expect to get over the 50% threshold.

And I think on the term loan side, there’s no, again, guarantees but we’ve reached out to many of the institutions there. And we have indications based on our discussions of additional support from those creditors as well that’ll probably put us somewhere between 75% and 80% participation level. Those are subject to change. So we’re having very positive discussions with both creditor groups and we expect to close within the 20 days or — and the process within the 20 days as we’ve discussed subject to SEC review [indiscernible] (00:50:55).

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Okay. Great. Thanks for that. Right, right. Two kind of numbers types of questions here, Brian, one on the interest, increased interest expense, you mentioned the total $27 million to $30 million between the third and fourth quarters. Can you kind of break that out as what percent of that you think will be in the third or what amount will be in the third versus what amount will be in the fourth quarter? And then when you look at your financials on the EPS calculations, maybe you could just briefly walk us through how you get the $0.37. I know it’s something to do with the as converted share amount to get the $0.37 even though it’s a higher net income number than the $0.42 adjusted calculation.

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, let me start with the interest expense. So I think our forecast assumes a close of mid-August to September 1. So you’re looking at really only about one month of additional interest expense, a month and a half or so, so a third to a half a quarter in the third quarter. And then the fourth quarter is a full run rate of the additional interest expense that we would expect coming out of the box. And that also includes our assumptions on what the underlying [indiscernible] (00:52:31) SOFR rates will be during the fourth quarter. On the — I’m not sure I followed your question on the net income. The interest expense is tax deductible. So the net impact to income is post-tax. Was there something else to your question?

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Yeah. I’m sorry. I wasn’t clear enough. So if you go through your — you’re looking at your net income statement, net income attributable to GEO is $53.7 million which gives you net income of $0.37 a share. But when you look at adjusted net income, I think it’s $50-something million, it’s $50.9 million which is $0.42 a share. And I know it has something to do with the EPS calculation. I was just wondering if — we could do this offline, if necessary, as to how you get to that calculation.

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Yeah. Joe, I know what you’re talking about. That’s related to the convert — the convertible. And that’s always been there. I think it’s just as the income is changing, that amount is changing or that difference is changing. But there’s a reconciliation or there will be in the 10-Q and I think it’s even in the – Jose has pointed out, it’s even in the press release that you can look at that reconcile that, but that’s related to the convert and it will be reconciled in the 10-Q. But I can also walk you through that separately if you need to, if you want to.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

All right. I’ll take a look at the queue. Thank you. I’ll hand them off to somebody else.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Okay.

Operator

Thank you. Our next question will come from Mitra Ramgopal of Sidoti. Please go ahead.

Mitra Ramgopal

Analyst, Sidoti & Co. LLC

Yes. Hi. Good morning. Thanks for taking the questions. First, just want to touch on the labor market. A lot of company is having difficulty in terms of recruiting and retaining labor. I’m just curious in terms of — I know you’re getting some help from states and government agencies and how reliant are you on that and the ability to just convince people to come to the correctional industry versus elsewhere in this environment?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

I think we’ve had excellent cooperation with our state clients where this is more of a problem at our federal agencies the wages are generally higher because of Department of Labor wage determination for those wages. But at our state institutions, there has been pressure on wages but that same pressure exists in the public sector as well. So as the states have faced their own staffing shortages, they’ve been increasing wages and when they do so, they typically provide the same additional level of funding for us to increase our wages. So we’ve had wage increases in Georgia, Florida, Oklahoma, Arizona, New Mexico, to name a few states.

Mitra Ramgopal

Analyst, Sidoti & Co. LLC

Okay. Thanks. And clearly, the pandemic continues to have an impact, as you mentioned, in terms of occupancy and just the COVID-related costs you’re experiencing. But as you look out to 2023 and, again, not looking for any specifics or guidance related, what’s your best sense in terms of how much of sort of a tailwind you might get from the ebbing of the pandemic.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Well, I think the biggest change would possibly occur in our ICE facilities, where we would return to close to our normal historical levels of occupancy. Our state facilities are, even at this time during the pandemic, are in excess of, I believe, 90% of their allowed occupancy. So the only change would probably be ICE facilities. I think the [ph] marshals’ (00:57:08) facilities are fairly consistent with their occupancy in the 80s or 90s. So again, it would be the ICE facilities that could see an increase in their occupancy because of the declining COVID issues.

Mitra Ramgopal

Analyst, Sidoti & Co. LLC

Okay. Thanks. And again, I guess it’s still up in the air or so whether we head into a recession over the next year or so. But assuming that’s the case, I was wondering if you could remind us historically how you have fared in an environment where there is a recession.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Historically, we’ve fairly well because in a recession there’s usually more plentiful labor supply. And we’re a labor-intensive organization. 60% of our costs or more are attributable to labor costs. So is — the unemployment rate would be expected to increase that would provide additional labor applicants for our positions and it would possibly improve our financial position.

Mitra Ramgopal

Analyst, Sidoti & Co. LLC

Okay. Thanks. And I was wondering on the idle facilities, if you’re getting any interests in terms of using them or even potential asset sales.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Yes. We have been in discussions with state as well as federal agencies about the potential use of our idle facilities and would continue to show them and market them to all prospective clients.

Mitra Ramgopal

Analyst, Sidoti & Co. LLC

Okay. Thanks. And then finally, just on the debt transactions and the plan to reduce the net recourse debt. If I read it, [ph] for the approximately (00:59:21) 80% of the cash flow will have to be used for debt reduction. Is that correct?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Right. So under the under the terms of the new agreements, when we close, 80% of excess cash flow as calculated in accordance with the terms of the agreements will be applied to the senior secured debt. So against any remaining term loan from our current credit agreement that doesn’t participate and rolls over and will still mature in 2024. Some portion of that 80% will get applied to that and then the balance will be applied pro-rata or offered on a pro-rata basis to the Tranche 1 and Tranche 2 term lenders in the new agreement. And then the other 20% is available for the company to use to satisfy debt obligations on the unsecured notes that don’t participate in the transaction.

Also referred us [ph] stub 23 and 24 (01:00:23) notes. So as George said, Jose said, I think I’ve said we intend to and expected to use the substantial majority of our free cash flow to reduce debt. Importantly, the cash flow — excess to cash flow is calculated after our maintenance CapEx and our growth CapEx. So it doesn’t necessarily restrict our ability to make investments in the business. There are some constraints within the credit agreements that didn’t exist — that don’t exist today. But we still have a fair amount of flexibility to make appropriate investments as necessary to maintain the business as well as to grow the business.

Mitra Ramgopal

Analyst, Sidoti & Co. LLC

Hey. Thanks for taking the questions and congrats on a nice quarter.

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Thank you.

Operator

Thank you. Our next call comes from Kirk Ludtke of Imperial Capital. Please go ahead, sir.

Kirk Ludtke

Analyst, Imperial Capital LLC

Hello, guys.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Good afternoon.

Kirk Ludtke

Analyst, Imperial Capital LLC

Just a couple of follow-ups on the guidance, one, the $200 million to $250 million of net debt reduction that you are looking for in both 2023 and 2024, is that all from free cash flow or have you included proceeds from some asset sales?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

No, that would be our expectation based on our cash flows as we describe maintaining sort of current levels of performance, assuming no new contracts or reactivations of idle facilities and assuming our current contracts remain in place. But pretty much I would say the status quo.

Kirk Ludtke

Analyst, Imperial Capital LLC

Got it. Including the three marshal — direct marshal contracts?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

That’s correct.

Kirk Ludtke

Analyst, Imperial Capital LLC

Okay. Thank you. And then with respect to monitoring, you mentioned that you expect the population, at least under the ISAP program to remain at current levels. How much lead time do they give you before they would ramp up to another level?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, there’s constant dialogue. But in the current program, it’s been changed. It changes every day, and it’s a constant back and forth. There are dozens of sites where our staff work in partnership with the government. And there’s people that are added to the program and people that are removed from the program. So it’s a very volatile and dynamic program, but it’s been increasing over the last year and a half or so.

Kirk Ludtke

Analyst, Imperial Capital LLC

Got it. I was just curious if maybe you would need to arrange for some additional equipment if they wanted to take the number higher. So we — that would be maybe a limiting factor to that going higher.

Ann M. Schlarb

Senior Vice President & President-GEO Care, The GEO Group, Inc.

Not at all. The way it works, this is Ann, is if there’s, for example, organic growth, new offices, that type of thing, we get contract modifications and so many days to get a new site going. We work every day with shipments that are going to the border and the technology that’s needed. We also have a nice, diverse continuum of technology. So we can meet their needs one way or the other. So we have a lot of solutions available to them under the current contract and the inventory available to take care of that. So we’re able to handle the growth that they bring up.

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

And I think just to add to that too that Ann and her team has done a really good job entering into the long-lead items and making sure that they’ve got supply for those to continue to ramp up production if necessary. So we’re fully able to support whatever direction the government continues to move.

Kirk Ludtke

Analyst, Imperial Capital LLC

Got it. Great. Thank you. You mentioned the young adult program. I was curious, is monitoring catching on at the state level or any other parts of the business?

Ann M. Schlarb

Senior Vice President & President-GEO Care, The GEO Group, Inc.

So to clarify, the young adult program that we mentioned would be a federal program and another [ph] ATT (01:04:51) program. So with that, what was your question? I’m sorry.

Kirk Ludtke

Analyst, Imperial Capital LLC

I’m just curious if maybe the states are looking at monitoring if you’re having any success growing away from ISAP.

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, the [ph] EM (01:05:10) business like we have literally thousands of customers at the state and local level. I think we do business in every state through the [ph] EM (01:05:18) program and there continues to be expansion in the number of customers, the size of the contracts in the industry. But clearly, this contract is unique and that stands apart from the size of the other typical state and local contracts.

Kirk Ludtke

Analyst, Imperial Capital LLC

Got it. Thank you. And I do appreciate the compliance that you relayed, Ann. I missed the percentage who attended all the court hearings. Could you repeat that?

Ann M. Schlarb

Senior Vice President & President-GEO Care, The GEO Group, Inc.

Yeah. It was 99.6. Do I have that right, gentlemen? And that means all of the hearings that they have to attend and there are several different types of hearings. I’m sorry. It’s 99.3 attended all their immigration court hearings. So that could be from their master’s hearings to their individual hearings to their hearings of final decision and that’s while they’re in the ISAP program. So while we’re working with them to make sure that they’re attending their court hearings.

Kirk Ludtke

Analyst, Imperial Capital LLC

Wow. That’s impressive. And then lastly, and I’ll hand it off with respect to the exchange you mentioned, I think that you’re at 46% to 47% on the 23s at least with respect to people consenting. Do you — are you sharing what percentage of the bonds have agreed to exchange?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, that was to some degree accounted for in our estimate at closing of the amount of debt that would be outstanding in 2023. Let me just go back and look at — we said $170 million, I think. Is that right? So that that number indicates about $80 million worth of the – or I guess $260 million, about $90 million of the debt has agreed at this point to roll over either in the cash debt option or in the all-debt option? And obviously, once we close, we’ll update all of those numbers based on final participation levels.

Kirk Ludtke

Analyst, Imperial Capital LLC

And that’s the 2023s?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

On the 2023s. And then similarly on the 2024s, I don’t have it. What page is that, Jose?

Jose Gordo

Chief Executive Officer & Director, The GEO Group, Inc.

It’s 8 times, $430 million is the number we put up for 2024 total of that.

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

But that includes also the [ph] stub (01:07:51) term loan from 2024 and some [ph] stub (01:07:54) banks. So again, that will be affected by final participation levels. It could be less than that, but we’ll give those specific amounts and really probably put some detail as to which tranche has what amount of debt outstanding, is it term loan, is it 2024, et cetera. So there’ll be more clarity in the next, call it, two to four weeks when we finally close the transaction.

Jose Gordo

Chief Executive Officer & Director, The GEO Group, Inc.

But we’ve already reached the required threshold for consent and participation in the 2024s.

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

In the 2024s...

Jose Gordo

Chief Executive Officer & Director, The GEO Group, Inc.

All the securities.

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

The term and we’re at 40 — just to clarify, we’re at 41% or 42% in legal firm commitments on the 2023s. And we have indications based on discussions, preliminary discussions of another 4% or so. And then we have a substantial number of other investors that we’re having discussions with that we believe will get us over the 50% through either consent or participation.

Kirk Ludtke

Analyst, Imperial Capital LLC

Got it. Well, congratulations on the quarter. Good luck with the exchange.

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Thank you very much.

Operator

Thank you. Our next question will be from Jay McCanless of Wedbush. Please go ahead.

Jay McCanless

Analyst, Wedbush Securities, Inc.

Hey. Good afternoon. Thanks for taking our questions. The first question I had electronic monitoring, really, really good growth there plus 45% in the first quarter and nearly doubling this quarter. Is this $121 million kind of a good run rate to use going forward or are you guys expecting further growth in this segment?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

So what we’ve said for the balance of the year, we’ve assumed the same sort of participant level or participant count that we’re currently at today. So the quarter, obviously, was growing throughout the quarter. So it’s an average of less than the current participant count. But for the balance of the year, we’re assuming more of a maintenance level right around this level of 300,000. It could grow some more but we’re — that’s what we’re using for the forecast.

Jay McCanless

Analyst, Wedbush Securities, Inc.

Got it. Okay. And then our second question and thank you for the outlook in terms of the levels you want to get to for the debt. But I guess what maybe is kind of a stretch goal in terms of your net debt where you are comfortable starting to return money to shareholders or whether it’s dividends et cetera? If you could maybe talk about what the longer term goal is, we would appreciate it.

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Sure. So that’s going to be obviously a function of our ability to get back into the market and get more reasonable covenants that allow us to return capital to shareholders. We’re going to test the markets as soon as we think that we’ve got to a number that’s supportable. So if it’s 3 times, we’ll get into the market at 3 times. If it’s 3.5 times, we’ll do it at 3.5 times. But I think we’re fairly comfortable and confident that once we get below 3 times, we will have access to better economic rates as well as covenants that will allow us to return capital to shareholders, either through additional dividends and/or stock buybacks.

Jay McCanless

Analyst, Wedbush Securities, Inc.

That’s it. Great. Thanks again.

Operator

Thank you. Next question will be from Jordan Sherman, Ranger Global. Please go ahead.

Jordan M. Sherman

Analyst, Ranger Global Real Estate Advisors LLC

Thank you. Just quickly, I apologize if I missed this. What happens to the holders of the debt who don’t agree or don’t consent to the exchange?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

So on the on the 2023s, the 2024s and the 2026s, anyone who doesn’t participate whether they don’t consent or they don’t participate in the rollover, they’ll remain in their current agreements. And we will satisfy that debt obligation when it comes due. We’ll continue to pay the current interest rates on those instruments. And then when the debt comes due, we will pay it off. As we said, that’s one of the significant benefits of the transaction. We’re reducing that maturity wall from $2 billion between 2023 and 2024 down to $600 million and potentially lower depending on the participant levels. So we believe that through at least related to the 2023 and 2024 maturities, that through cash on hand and cash flow and liquidity this company has that we can satisfy those obligations. And then going forward, the 2026s and those other maturities we’ll satisfy through a combination of cash flow, cash on hand as well as refinancing as appropriate.

Jordan M. Sherman

Analyst, Ranger Global Real Estate Advisors LLC

In your guidance for the rest of 2022, because this is — you’re expecting this to happen relatively soon. What’s your estimate of participation levels?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

It’s what we put in the press release and the earnings call today for the different years. If the numbers move around a little.

Jordan M. Sherman

Analyst, Ranger Global Real Estate Advisors LLC

Wherever they stand today you’re saying?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Yeah. What we’ve disclosed publicly, what our estimates are. So for 2023, we’re estimating around $170 million in outstanding [ph] stub (01:13:33) 2023 and the 2024, et cetera.

Jordan M. Sherman

Analyst, Ranger Global Real Estate Advisors LLC

Perfect. Okay. I apologize. I missed that. Secondly, can you, again, I just want to be clear, I understand some of the moving parts that led to the earnings increase. Obviously, we’ve got the onset of the — I mean, the guidance increase. We obviously we got the negative from the interest rates. But what were the moving parts that that led to the upside?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

So on the upside, it’s the better performance in a number of our facilities as well as the improved performance under the ISAP contract with ICE, so the BI division. And we had a facility that reactivated that was idle. So we had the full impact of that in the quarter, the Moshannon Valley Facility that was idle last year. So a number of different things that led to that improvement.

Jordan M. Sherman

Analyst, Ranger Global Real Estate Advisors LLC

Okay. So better run rate that we’re experiencing now.

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

I think, as you know, I’m sure you’re aware, we’ve been performing better than our guidance and our expectations for the last year and a half or so. And I think.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Continuation of San Diego.

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

...continuation of San Diego, that’s a good point. George pointed out, we our guidance and our forecast assumed that the San Diego contract ended at the end of June. As we discussed, extended that through September of next year, so we have a six-month of impact from that in there as well.

Jordan M. Sherman

Analyst, Ranger Global Real Estate Advisors LLC

Right. I got it. Got it. The facility that’s going with the marshal direct contract that’s going to roll — expire at the end of September. Are those ongoing conversations with them at the moment?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Yeah. That’s the only contract – Jordan, the only contract that’s left to expire is the BOP facility in North Lake in Michigan.

Jordan M. Sherman

Analyst, Ranger Global Real Estate Advisors LLC

Okay. [indiscernible] (01:15:32).

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

That contract ended at the end of September. So we don’t have any other federal contracts that are subject to the.

[indiscernible] (01:15:41)

Jordan M. Sherman

Analyst, Ranger Global Real Estate Advisors LLC

Yeah. Any potential re-use of that facility?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Yes, we are marketing that facility as we speak.

Jordan M. Sherman

Analyst, Ranger Global Real Estate Advisors LLC

Okay. Prospects, how do prospects look, I guess.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Well, we have prospects I think I said earlier at the state level as well as the federal level.

Jordan M. Sherman

Analyst, Ranger Global Real Estate Advisors LLC

Okay. So I apologize, I missed that comment as well. Okay. Great. Thank you. Obviously, a great quarter. Thank you, guys.

Operator

Thank you. That concludes our question-and-answer session. I’ll now turn the call back over to George Zoley for closing remarks.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Well, we thank you for having joined us on this conference call. We look forward to addressing you into the future. Thank you.

Operator

Conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.